Exhibit 10.15

Summary of Unwritten Compensation Arrangements
Applicable to Non-Employee Directors of Overstock.com, Inc.

During 2016 the Company’s unwritten routine compensation arrangement with its non-employee directors was to pay them $60,000, at the rate of $15,000 per quarter. During 2017 the Company is increasing routine payments to its non-employee directors to $75,000 annually, at the rate of $18,750 per quarter. The Company also routinely grants restricted stock units to directors, generally at the first Board meeting after a director first joins the Board, and periodically thereafter. In 2016, the Company granted restricted stock units to non-employee directors as follows:

Name (1)	Grant Date	Number of Restricted Stock Units Granted (1)
Allison H. Abraham	May 10, 2016	5,000
Barclay F. Corbus	March 24, 2016	5,000
Joseph J. Tabacco, Jr.	March 24, 2016	5,000
Samuel A. Mitchell (2)	March 24, 2016	5,000
Kirthi Kalyanam	March 24, 2016	5,000
(1) Each restricted stock unit represents a contingent right to receive one share of Overstock.com, Inc. common stock. The restricted stock units vest in three equal installments at the close of business on the first, second and third anniversaries of the date of grant.
(2) Mr. Mitchell resigned on February 6, 2017.

The Company also reimburses directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Haverford Valley, L.C., an affiliate of the Company, and certain affiliated entities which make travel arrangements for the Company's executives, also occasionally make travel arrangements for directors to attend Board meetings.